CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-250066 on Form S-6 of our report dated December 30, 2020, relating to the financial statement of FT 9064, comprising FT Short Duration Fixed Income Model Portfolio, 1Q '21, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

December 30, 2020